Exhibit 10.2

STANDSTILL AGREEMENT

dated as of October 22, 2013

by and among

SAMSUNG ELECTRONICS CO., LTD.,

SAMSUNG DISPLAY CO., LTD.

and

CORNING INCORPORATED

-i-

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is dated as of October 22, 2013, by and among Corning Incorporated, a New York corporation (the “Company”), Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (“Samsung”), and Samsung Display Co., Ltd., a company organized under the laws of the Republic of Korea (the “Shareholder”). This Agreement shall be effective as of the date hereof.

RECITALS

WHEREAS, the Shareholder, the Company, Corning Luxembourg S.àr.l. (“Corning Buyer”), Corning Holding Japan G.K. and Corning Hungary Data Services Limited Liability Company have entered into that certain Framework Agreement, dated as of the date hereof (the “Framework Agreement”), pursuant to which, among other things, the Shareholder, the Company and Corning Buyer shall enter into a Purchase and Subscription Agreement pursuant to which the Shareholder will acquire 2,300 shares of the Company’s Fixed Rate Cumulative Convertible Preferred Stock, Series A, par value $100 per share (the “Preferred Stock”), on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder and the Company have entered into a shareholder agreement (the “Shareholder Agreement”) setting forth certain rights of and restrictions on the Shareholder as a shareholder of the Company; and

WHEREAS, each of the Parties desires to enter into this Agreement in order to establish certain rights, restrictions and obligations of the Shareholder and Samsung, as well as to set forth certain other arrangements relating to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth below or the meanings given to them in the Shareholder Agreement, as applicable:

“Agreement” shall have the meaning set forth in the Preamble.

“Bona Fide Offer” shall have the meaning given to it under Section 2.2(c).

“Breach Shares” shall have the meaning given to it under Section 5.14.

“Capital Stock” means the Preferred Stock, the Common Stock and any other equity securities or capital stock of the Company, whether authorized as of or after the date hereof.

“Closing” has the meaning set forth in the Framework Agreement.

“Closing Date” has the meaning set forth in the Framework Agreement.

“Common Stock” means the common stock, par value $0.50 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Securities” shall have the meaning given to it under Section 2.1(a).

“Competing Offer” shall have the meaning given to it under Section 2.2(c).

“Core Competitor” means any of the entities that is one of the top five (5) global market share holders (excluding any member of the Shareholder Group) in the following industries according to the most recent research reports published by one of the top three (3) industry analyst firms as of the date the Bona Fide Offer under Section 2.2 is commenced:

•	Mobile handset industry;

•	Television industry;

•	Liquid crystal display panel industry;

•	Substrate glass industry; and

•	Organic light emitting diode glass industry.

“Corning Buyer” has the meaning set forth in the Recitals.

“Cure Period” shall have the meaning given to it under Section 2.1(a).

“Framework Agreement” has the meaning set forth in the Recitals.

“Parties” means the parties to this Agreement.

“Preferred Stock” has the meaning set forth in the Recitals.

“Requesting Party” shall have the meaning given to it under Section 2.2(a).

“Samsung” has the meaning set forth in the Preamble.

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Agreement” has the meaning set forth in the Recitals.

“Shareholder Group” means the Shareholder, Samsung and each Subsidiary and Affiliate of the Shareholder or Samsung.

Section 1.2 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

STANDSTILL

Section 2.1 Restrictions During the Standstill. During the term of this Agreement, each of Samsung and the Shareholder agrees that it will not, and will cause its Affiliates and any Representatives acting on its or any of its Affiliates’ behalf not to, directly or indirectly, acting alone or in concert with others:

(a) acquire Beneficial Ownership of, or rights or Options to acquire, any Capital Stock or any capital stock or other securities of the Company’s Subsidiaries of any class, series or tranche (collectively with Capital Stock, the “Company Securities”) (other than shares of Preferred Stock issued to the Shareholder pursuant to the Framework Agreement, shares of Common Stock issued to the Shareholder by the Company in exchange for the Preferred Stock owned by the Shareholder and shares of Company Securities acquired through a stock dividend, recapitalization or similar transaction undertaken by the Company), or enter into any contract, arrangement, understanding or relationship which gives any member of the Shareholder Group the economic equivalent of ownership of any Company Security due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such Company Security or of any interest therein, or otherwise enter into a derivative transaction with respect to a Company Security, other than:

(i) pursuant to a Capital Raising Transaction, solely to the extent permitted under Section 2.2 of the Shareholder Agreement (Participation Rights);

(ii) in the event of an underwritten public offering of shares of Common Stock by the Company, in which event the members of the Shareholder Group will be permitted to both participate in such a public offering in the same manner as any other shareholder of the Company and to acquire shares of Common Stock or other securities in the open market solely to the extent necessary to maintain the Total Ownership Percentage of the Shareholder Group as of the date immediately prior to the public announcement of such offering of shares of Common Stock;

(iii) in the event the Company engages in a Capital Raising Transaction that involves solely the issuance of Common Stock (other than in an underwritten public offering), in which event the members of the Shareholder Group will be permitted to acquire shares of Common Stock in the open market solely to the extent necessary to maintain the Total Ownership Percentage of the Shareholder Group as of the date immediately prior to the public announcement of such Capital Raising Transaction; or

(iv) after the earlier of (A) a conversion of all of the shares of the Preferred Stock Beneficially Owned by the Shareholder Group pursuant to paragraph 4(h)(7) of the Company’s Certificate of Incorporation or (B) the seventh (7th) anniversary of the Closing Date;

provided, that (x) each of sub-clauses (i), (ii), (iii) and (iv) above shall apply only to the extent that such acquisition or acquisitions would not cause the Total Ownership Percentage of the Shareholder Group to exceed the Ownership Cap and (y) the Shareholder provides written notice to the Company of the number of shares of Company Securities acquired by any member of the Shareholder Group within ten (10) Business Days following any such acquisition, unless such acquisition has been disclosed prior to that date pursuant to a public filing with the U.S. Securities and Exchange Commission; and provided further, that if an Affiliate of the Shareholder or an Affiliate of Samsung breaches the restrictions set forth in this Section 2.1(a) without the knowledge of the Shareholder or Samsung, then (I) each of the Shareholder and Samsung shall use reasonable best efforts to cause such Affiliate to sell all Breach Shares as promptly as practicable and in any event within six (6) months after the Shareholder or Samsung becomes aware of such breach (the “Cure Period”) and (II) to the extent the Shareholder and Samsung used reasonable best efforts to cause such Affiliate to sell the Breach Shares and if such Affiliate enters into an agreement to the Shareholder Agreement agreeing to be bound by all of the restrictions and obligations contained in the Shareholder Agreement applicable to the Shareholder as if it were a party thereto, then the Shareholder or Samsung, subject to the restrictions contained in Section 4.1 of the Shareholder Agreement, may dispose of shares of Common Stock held by them within the Cure Period, in which case the number of Breach Shares shall be deemed to have been reduced by the corresponding number of shares of Common Stock so disposed of by the Shareholder and/or Samsung (provided that if such Affiliate is a Subsidiary of either the Shareholder or Samsung, then the Cure Period shall be three (3) months after the Shareholder or Samsung becomes aware of such breach); and provided further, that, this Section 2.1(a) shall not in any way limit the acquisition of businesses or assets of the Company or any capital stock or other securities of the Company’s Subsidiaries pursuant to existing or future commercial arrangements between the Company and any of its Affiliates, on the one hand, and any member of the Shareholder Group, on the other hand, which arrangements do not involve a Change of Control or an attempt by the Shareholder or Samsung or any of their Affiliates or third party to influence the policies or control of the Company or its Subsidiaries (other than in respect of such arrangement);

(b) commence or seek to commence any tender offer or exchange offer (with or without conditions) involving the Company or any of its Subsidiaries or authorize, endorse, encourage, seek, effect, announce or submit to the Company any proposal or offer (whether publicly or otherwise or whether with or without conditions) concerning any merger, share exchange, sale of assets, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving the Company or any of its Subsidiaries or any of its or their respective securities or assets; provided, that this Section 2.1(b) shall not in any way limit the acquisition of businesses or assets of the Company pursuant to existing or future commercial arrangements between the Company and any of its Affiliates, on the one hand, and any member of the Shareholder Group, on the other hand, which arrangements do not involve a Change of Control or an attempt by the Shareholder or Samsung or any of their Affiliates or third party to influence the policies or control of the Company or its Subsidiaries (other than in respect of such arrangement);

(c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) to vote or take any other action, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders, seeking to advise or influence any Person with respect to the voting of any securities of the Company or any of its Subsidiaries or making any shareholder proposals under Rule 14a-8 of the Exchange Act;

(d) whether alone or in concert with any Group or otherwise in concert with others (i) seek to place a director or other representative on the Board, (ii) seek the removal of any member of the Board, or (iii) otherwise seek or propose to control or influence the Board or the management or the policies of the Company;

(e) make any public announcements, proposals or offers to take any of the foregoing actions, or publicly disclose or direct any Person to disclose, any intention, plan or arrangement inconsistent with the foregoing;

(f) enter into any discussions, negotiations, arrangements or understandings with any Person to do any of the foregoing, or act in concert with or advise, assist or encourage any Person in connection with the foregoing, or form, join or in any way participate in a Group with any Person for the purpose of acquiring, holding or voting of any Company Securities; or

(g) request or seek that the Board, any committee of the Board, the Company or any of its Subsidiaries or their respective Representatives, directly or indirectly, amend or waive any provision of this Section 2.1.

Section 2.2 Standstill Exceptions.

(a) If and only if a Person that is not (i) a member of the Shareholder Group or (ii) acting on behalf of, in concert with or with the encouragement of any member of the Shareholder Group commences a Bona Fide Offer, then either the Shareholder or Samsung or one of their Subsidiaries (one such party, the “Requesting Party”) shall be permitted to make a private, confidential and written communication to either the Company’s Chief Executive Officer, Chairperson of the Board or the Board (at election of the Requesting Party making such communication) solely to request permission to submit a Competing Offer; provided, that such request would not be reasonably likely to require disclosure or other public announcement by the Shareholder, any member of the Shareholder Group, the Company or any of their respective Affiliates; provided, however, that the right to submit such request shall terminate, and the Requesting Party shall immediately withdraw any request that it has previously submitted (and any such request shall terminate), if such Bona Fide Offer is withdrawn or terminated (or such Bona Fide Offer ceases to be a Bona Fide Offer) prior to the submission by the Requesting Party of a Competing Offer (with respect to which consent to the making of such Competing Offer was provided by the Company in accordance with this Section 2.2). For the avoidance of doubt, if such Bona Fide Offer is withdrawn or terminated (or such Bona Fide Offer ceases to be a Bona Fide Offer), the right of any Requesting Party to submit any further request shall terminate and the Requesting Party shall not have a right to amend or modify any existing request or Competing Offer (unless another Bona Fide Offer has commenced and is pending).

(b) Notwithstanding the foregoing, and if and only if (i) a Core Competitor that is not acting on behalf of, in concert with or with the encouragement of any member of the Shareholder Group commences, a Bona Fide Offer, (ii) the Board recommends to the shareholders of the Company a transaction that would result in a Change of Control or otherwise approves such transaction or (iii) the Company enters into a definitive and binding agreement to implement a Change of Control, then a Requesting Party shall be permitted to submit to the Board a Competing Offer; provided, however, that if such Bona Fide Offer, Board recommendation or approval of a Change of Control transaction, as applicable, is withdrawn or terminated or such Bona Fide Offer ceases to be a Bona Fide Offer prior to a Competing Offer being validly submitted to the Board, the right of any Requesting Party to submit a Competing Offer (with respect to such prior Bona Fide Offer or Change of Control transaction) shall terminate and, if a Competing Offer has been validly submitted to the Board prior to such withdrawal or termination of a Bona Fide Offer or recommendation or approval of a Change of Control transaction or prior to the time at which a Bona Fide Offer ceases to be a Bona Fide Offer, such Competing Offer shall not be amended or modified (unless another Bona Fide Offer meeting the requirements of this Section 2.2(b) and Section 2.2(c) has commenced and is pending or the Board recommends or approves another Change of Control transaction).

(c) For purposes of this Agreement, “Bona Fide Offer” shall mean a public bona fide offer (i) to acquire at least eighty percent (80%) (or in the case of an offer by a Core Competitor, more than fifty percent (50.0%)) of the outstanding Voting Securities at a premium to the trading price of the Common Stock on the New York Stock Exchange on the trading day immediately prior to the date on which the offer is commenced or otherwise announced publicly, (ii) (A) that is not conditioned on financing (unless such offer is made by a Core Competitor) and (B) that is either fully financed or supported by a binding commitment letter or for which the offeror has available cash in an amount sufficient to consummate such acquisition and (iii) with respect to which there is no reason to believe that such offer will not be consummated due to regulatory or anti-trust approvals. For purposes of this Agreement, a “Competing Offer” shall mean a bona fide offer to acquire at least the same percentage of the outstanding Voting Securities as is proposed to be acquired in the Bona Fide Offer or the proposed Change of Control transaction on terms and conditions that are more favorable from a financial point of view to the Company and its shareholders than the Bona Fide Offer or the proposed Change of Control transaction.

ARTICLE III

REPRESENTATIONS

Section 3.1 Shareholder Representations. Each of Samsung and the Shareholder represents and warrants as follows:

(a) Power and Authority. It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Binding Effect. This Agreement has been duly executed and delivered by each of Samsung and the Shareholder (as applicable) and is a valid and binding agreement of each of Samsung and the Shareholder (as applicable), enforceable against each of Samsung and the Shareholder (as applicable) in accordance with its terms.

Section 3.2 Company Representations. The Company represents and warrants as follows:

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Binding Effect. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

ARTICLE IV

TERMINATION

Section 4.1 Termination. The term of this Agreement is perpetual, but may be terminated at any time by the mutual written consent of the Parties hereto. Notwithstanding the foregoing, this Agreement and all of its provisions shall terminate upon the earlier of (a) twelve (12) months after the date hereof if the Closing shall not have occurred prior to such date; (b) the later of the date of the termination of this Agreement and the date falling six (6) months after the date hereof, if the Framework Agreement is validly terminated prior to the Closing due to a breach of the Framework Agreement by any of the Corning Parties (as defined therein), (c) the later of the date of the termination of this Agreement and the date falling eighteen (18) months after the date hereof, if the Framework Agreement is validly terminated prior to the Closing due to a breach of the Framework Agreement by the Shareholder, (d) the consummation of a Change of Control, or (e) following the Closing at the end of a continuous two (2)-year period (A) beginning on or after the eighteenth (18th) anniversary of the date hereof and (B) during which for the entire time the Shareholder Group Beneficially Owns less than the Total Ownership Percentage of zero point three percent (0.30%). For the avoidance of doubt, unless mutually consented in writing by the Parties, in no event shall this Agreement terminate pursuant to clause (e) prior to the twentieth (20th) anniversary of the date hereof.

Section 4.2 Effect of Termination. From and after a termination in accordance with Section 4.1, this Agreement shall become null and void and of no further force and effect, except for Section 5.2, Section 5.3, Section 5.5, Section 5.8 and Section 5.12, which shall continue in full force and effect indefinitely. The termination of this Agreement shall not affect any rights or obligations that shall have arisen or accrued prior to the date of termination.

ARTICLE V

MISCELLANEOUS

Section 5.1 No Other Agreements. Each of Samsung and the Shareholder shall not (and shall cause its Affiliates not to) enter into any other voting, buy-sell, shareholder or other agreement relating to any Company Securities that conflicts with or is otherwise inconsistent in any way with this Agreement.

Section 5.2 Announcements. Neither the Company, Samsung nor the Shareholder shall make any public announcement with respect to the existence or terms of this Agreement without the prior approval of the other Parties. Notwithstanding the foregoing, nothing in this Section 5.2 shall prevent any Party from making any public announcement or filing it determines to be reasonably necessary in order to satisfy its obligations under applicable Law or under the rules of any national securities exchange.

Section 5.3 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to seek to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party acknowledges and agrees that (A) each Party is entitled to seek to specifically enforce the terms and provisions of this Agreement and (B) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties hereto would have entered into this Agreement.

(b) Each Party further agrees that (i) such Party will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.3, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.4 Assignment; Binding Effect. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 5.5 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, by facsimile transmission, as follows (or to such other address as any Party may give in a notice given in accordance with the provisions hereof):

(a)	If to the Company to:

Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
	Attention:	Corporate Secretary
	Fax:	+1-607-974-6686

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
	Attention:	Andrew R. Brownstein
Ronald C. Chen
	Fax:	(212) 403-2000

(b)	If to Samsung or the Shareholder to:

Samsung Electronics Co., Ltd.
38th Fl., Samsung Electronics Bldg.
1320-10, Seocho 2-Dong, Seocho-Gu
Seoul, Korea 137-857
	Attention:	International Legal Department, Office of the General Counsel
	Fax:	+82-2-2255-8380

with a copy to (which shall not constitute notice):

Paul Hastings LLP
33/F West Tower, Mirae Asset Center1
67, Suha-dong, Jung-gu
Seoul, 100-210, Korea
	Fax:	+82-2-6321-3902
	Attention:	Daniel Sae-Chin Kim

or to such other address or facsimile number as such Party may hereafter specify by notice to the other Parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 5.5.

Section 5.6 Amendment; Waiver. This Agreement may be amended, modified, waived or altered only in a writing signed by the Parties hereto. The failure of a Party to insist upon the performance of any provision hereof shall not constitute a waiver of, or estoppel against, assertion of the right to require such performance, nor shall a waiver or estoppel in one case or instance imply a waiver or estoppel with respect to any other case or instance, whether of similar nature or otherwise.

Section 5.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 5.8 Expenses. Each Party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Agreement.

Section 5.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.10 Further Assurances. The Parties agree to cooperate fully in the execution, acknowledgment and delivery of all instruments, agreements and other papers and to take such other actions as may be necessary to further carry out and fully accomplish the intent and purposes of this Agreement.

Section 5.11 Entire Agreement. This Agreement, the Shareholder Agreement and the Framework Agreement (including all the other Transaction Documents (as defined in the Framework Agreement)) constitute the entire agreement between the Parties respecting the subject matter of this Agreement and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this Agreement, whether written or oral.

Section 5.12 Governing Law; Jurisdiction.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of Laws principles thereof.

(b) In the event any Party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, the Parties to this Agreement hereby irrevocably and unconditionally (i) agree that any litigation, proceeding or other legal action shall be instituted exclusively in a court of competent jurisdiction located within the City of New York, New York, whether a state or federal court; (ii) agree that in the event of any such litigation, proceeding or action, such Parties irrevocably and unconditionally consent and submit to personal jurisdiction in any such court described in clause (i) of this Section 5.12(b) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 5.12(b) shall be deemed to prevent any Party from seeking to remove any action to a federal court in the City of New York, New York); (iii) waive to the full extent permitted by Law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (iv) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such Party at its address set forth in Section 5.5 for communications to such Party; (v) agree that any service made as provided herein shall be effective and binding service in every respect; and (vi) agree that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law. The Parties hereto agree that a final judgment in any such litigation, proceeding or action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12(c).

Section 5.13 Counterparts; Facsimile. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

Section 5.14 Obligations. All shares of the Company Securities acquired by any member of the Shareholder Group in breach of this Agreement are referred to as the “Breach Shares.” The Shareholder agrees that it will, and will cause its Affiliates, Samsung and Samsung’s Affiliates to, comply with Section 2.1 and Section 3.1 of the Shareholder Agreement with respect to the voting of the Breach Shares. For the avoidance of doubt, the failure to use reasonable best efforts as required by Section 2.1(a) or the failure to sell the Breach Shares by the end of the Cure Period shall be a breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Oh-Hyun Kwon
Name:	Oh-Huyn Kwon
Title:	Vice Chairman & CEO

SAMSUNG DISPLAY CO., LTD.

By:	/s/ Baik Kyu Song
Name:	Baik Kyu Song
Title:	Executive Vice President

[Signature Page to Standstill Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

CORNING INCORPORATED

By:	/s/ Lawrence D. McRae
Name:	Lawrence D. McRae
Title:	Executive Vice President

[Signature Page to Standstill Agreement]